Exhibit 99.01

ChipPAC Reports Third Quarter 2003 Results

•	Revenue of $105.4M an increase of 11% over the prior year period
•	Fourth quarter 2003 revenue guidance raised to 10%-15% sequential growth
•	Expect return to profitability in fourth quarter 2003

Fremont, CA, October 29, 2003 – ChipPAC, Inc. (Nasdaq: CHPC), one of the world’s largest and most diversified providers of semiconductor assembly and test services, today announced results for the third quarter ended September 30, 2003.

Revenue for the three months ended September 30, 2003 increased 11.3% to $105.4 million, compared to $94.7 million in the same quarter a year ago. While revenues declined by 1.3% sequentially, there was a significant acceleration of demand through the quarter with 40.1% of revenue generated in the last month of the quarter. On a GAAP basis, net loss was $17.9 million or $(0.19) per diluted share, compared to a net loss of $3.2 million or $(0.03) per diluted share in the same quarter a year ago. Included in the third quarter results are pre-tax charges of $14.7 million associated with the rationalization of the Company’s asset base, a labor restructuring, and other special charges, along with a $3.9 million gain on the sale of a building in Malaysia. Excluding the special items, net loss in the third quarter ended September 30, 2003 was $7.1 million compared to a net loss of $3.2 million for the same period a year ago, or a loss per share of $(0.07), compared to $(0.03), in line with prior guidance.

Dennis McKenna, Chairman and Chief Executive Officer of ChipPAC, commented, “The third quarter came in as we expected. Revenue was relatively flat due to the 20.6% sequential growth we achieved in the second quarter, which created an inventory build-up at some of our customers. Other factors temporarily affecting revenue were the back-end loaded timing of orders from customers in the wireless handset market and a wafer shortage that impacted several customers. September unfolded with strong, broad-based demand across the computing, communications and consumer segments. We see this strong momentum from September continuing into the fourth quarter.”

Robert Krakauer, Chief Financial Officer of ChipPAC, said, “This was an important quarter for us from an operations standpoint as we put the company on track to achieve profitability. Our focus in the third quarter was on completing product transfers, facilities consolidations and restructuring, which will improve our productivity and efficiency going forward. We recognized the sale of one of our buildings in Kuala Lumpur, Malaysia that was not required for our operations. We completed the consolidation of our plant sites in Korea, which should improve cycle time performance for our customers. The transfer of several leaded package families from Korea to China was also completed this past quarter. While the transfer had a negative impact on short-term results, it positions us to serve customers in the long-term from a lower cost structure at our China plant. We also rationalized our asset base to forecasted business levels. We feel we are solidly positioned to service both our existing customers and numerous new customer program ramps.”

Outlook:

McKenna continued, “The fourth quarter is shaping up to be a strong quarter. All segments of our business are showing improved utilization rates in the fourth quarter, with utilization now greater than 75%. We have strategically added capacity over the past two quarters to position us to support our customers in each of our key end markets. Both our assembly and test assets are now aligned to exploit the increased demand levels in the fourth quarter.”

McKenna concluded, “Forecasts from our customers show demand strength through December and into 2004. We believe this level of demand, which is greater than normal seasonality, is attributable to our leading positions in the wireless handset arena requiring stacked die solutions for baseband and memory; in high reliability power discretes for automotive and computing; in analog due to strength of product breadth in assembly and test; in high end computing requiring very fine pitch assembly technology and leading edge flip-chip solutions. ChipPAC is known for our expertise in these advanced packages and as a market leader in bringing the latest package technologies to our customers for these fast growing applications.”

“As a result, we expect revenue for the fourth quarter to grow 10% to 15% over the third quarter 2003. This would result in year over year revenue growth of approximately 15% for the full year 2003. We expect net income will be breakeven to $0.02 per share in the current fourth quarter. We are driving higher revenue and new business opportunities based on the strength of our product and geographical offerings in IC package assembly and test. We are focused on bringing a total solution to our customers. We believe ChipPAC is well positioned to succeed as the semiconductor industry continues to show positive signs of a full-fledged upturn.”

Investor Conference Call / Webcast Details

ChipPAC will review detailed third quarter 2003 results and future guidance on October 29, 2003 at 5PM EST. The conference call-in number is (973) 321-1070. A replay will be available from 8 PM EST on October 29 through midnight EST, November 5. The replay number is (973) 341-3080. The confirmation identification for both the live call and replay is 4183207. The live call and replay will also be accessible over the web at www.chippac.com.

About ChipPAC, Inc.

ChipPAC is a full-portfolio provider of semiconductor packaging design, assembly, test and distribution services. The company combines a history of innovation and service with more than a decade of experience satisfying some of the largest customers in the industry. With advanced process technology capabilities and a global manufacturing presence spanning Korea, China, Malaysia and the United States, ChipPAC has a reputation for providing dependable, high quality packaging solutions. For more information, visit the company’s Web site at www.chippac.com.

CONTACT:

David Pasquale, 646-536-7006, or Jim Olecki, 646-536-7021

Both with The Ruth Group, www.TheRuthGroup.com

# # #

Forward-Looking Statements:

This press release includes forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995, which are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These forward-looking statements include statements relating to our guidance for strong customer demand through December and into 2004; that revenue in the fourth quarter will grow 10% to 15% over the third quarter 2003, with year over year revenue growth of approximately 15% for the full year 2003; that net income will be breakeven to $0.02 per share in the current fourth quarter; that ChipPAC will return to profitability in fourth quarter 2003; that ChipPAC is well positioned to succeed and that the semiconductor industry will continue to show positive signs of a full-fledged upturn. Some of these risks and uncertainties are detailed in documents filed with the Securities and Exchange Commission, and include, but may not necessarily be limited to, competitive conditions in and unpredictability of the semiconductor foundry industry, timing and success of new product introductions, customer demand, our ability to meet volume production and development time, the ongoing quality of our services, our ability to execute our restructuring plans, improved asset utilization, the ability of our suppliers to provide materials, equipment and services on a timely and cost competitive basis, exchange rates, industry improvement, competitive pricing and decline in average selling prices, growth in electronic product demand, enforcement of intellectual property rights, general market conditions, the worldwide effect of military conflict and terrorist attacks and general economic and political conditions. Additional risks and uncertainties are discussed in exhibit 99.1 (Risk Factors) to our annual report on Form 10-K for the period ended December 31, 2002. The Company undertakes no obligation to update the information in this press release.

– Tables Follow –

ChipPAC, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Revenue	$105,420	$94,659	$300,832	$270,958
Cost of revenue	92,385	78,699	261,169	227,679

Gross profit	13,035	15,960	39,663	43,279

Operating expenses:
Selling, general and administrative	10,313	9,362	28,244	28,982
Research and development	2,729	2,550	8,689	7,258
Severance and restructuring charge	1,957	—	1,957	—
Write down of impaired assets	11,662	—	11,662	—

	26,661	11,912	50,552	36,240

Operating (loss) income	(13,626)	4,048	(10,889)	7,039
Non-operating expenses	3,793	6,727	19,656	27,411

Loss before income taxes	(17,419)	(2,679)	(30,545)	(20,372)
Provision for income taxes	500	500	1,500	1,500

Net loss	$(17,919)	$(3,179)	$(32,045)	$(21,872)

Net loss per share
Basic	$(0.19)	$(0.03)	$(0.34)	$(0.26)
Diluted	$(0.19)	$(0.03)	$(0.34)	$(0.26)
Weighted Average shares used in per share calculation:
Basic	95,712	93,421	95,066	85,166
Diluted	95,712	93,421	95,066	85,166

Key Ratios & Information:
Gross Margin	12.4%	16.9%	13.2%	16.0%
Operating Expenses as a % of Revenue	25.3%	12.6%	16.8%	13.4%
Operating Margin	-12.9%	4.3%	-3.6%	2.6%

Depreciation & Amortization Expense	$17,730	$15,166	$50,879	$42,947
Capital Expenditures	$34,360	$18,058	$79,160	$57,999

ChipPAC, Inc

Reconciliation of US GAAP Net Loss to

Non-GAAP Net Loss

(In thousands)

(Unaudited)

Use of Non-GAAP Financial Information

To supplement our condensed consolidated financial statements presented on a GAAP basis, ChipPAC uses a non-GAAP measure of net loss, which is adjusted to exclude certain amounts referred to as special items. We believe that our non-GAAP net loss measure gives an indication of our baseline performance before other charges that are considered by management to be outside of our core operating results. In addition, our non-GAAP net loss measure is among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information should not be considered in isolation or as a substitute for net loss prepared in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended		Nine Months Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Net loss	$(17,919)	$(3,179)	$(32,045)	$(21,872)
Special Items
Severance and restructuring charge	1,957	—	1,957	—
Special charges	1,098	—	1,098	—
Write down of impaired assets	11,662	—	11,662	—
Write-off of debt issuance costs	—	—	1,182	3,005
Gain on sale of building	(3,929)	—	(3,929)	—

Total special items	10,788	—	11,970	3,005

Net loss, excluding special items	$(7,131)	$(3,179)	$(20,075)	$(18,867)

Non-GAAP condensed consolidated statements of operations are intended to present the Company’s operating results, excluding special items. The special items excluded for the three months and nine months ended September 30, 2003 and 2002 were:

•	In order to more closely align expenses with revenues, the Company reduced headcount by 238 employees in the Malaysia and Corporate facility. This reduction of headcount resulted in a charge of $2.0M for estimated severance payments.

•	Special charges related to non-recurring inventory write-downs and facility moving expenses of $0.6M. An additional non-recurring charge of $0.5M related to corporate structure changes.

•	During the third quarter, an analysis of the Company’s manufacturing equipment in our facilities in South Korea, China and Malaysia was performed. It was determined that the expected cash flows related to equipment of certain package types will not be sufficient to recover the carrying value of the manufacturing equipment for those package types. The carrying values were written down to fair market value.

•	In May and June 2003, ChipPAC, Inc., issued $125.0 million and $25.0 million, respectively, of convertible notes in a private placement. These convertible notes are subordinated to the senior debt and bear an annual interest rate of 2.5% and will mature on June 1, 2008. A portion of the proceeds was used to pay down term loan B under our senior credit facilities and a foreign loan. As a result of these early extinguishment of debt, capitalized debt issuance costs of $1.1 million were written off in relation to term loan B, and an early payment penalty of $0.08 million was charged in relation to the foreign loan.

•	In May, 2002 ChipPAC, Inc., sold 12,000,000 shares of Class A common stock in an underwritten public offering at $8.75 per share. Proceeds from this sale were used to extinguish term loans and a capital expenditure loan. As a result of these early extinguishment of debt, related capitalized debt issuance cost of $3.0 million were written off.

ChipPAC, Inc.

Non-GAAP Condensed Consolidated Statements of Operations

Excludes Special items

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Revenue	$105,420	$94,659	$300,832	$270,958
Cost of revenue	91,746	78,699	260,530	227,679

Gross profit	13,674	15,960	40,302	43,279

Operating expenses:
Selling, general and administrative	9,854	9,362	27,785	28,982
Research and development	2,729	2,550	8,689	7,258

	12,583	11,912	36,474	36,240

Operating income	1,091	4,048	3,828	7,039
Non-operating expenses	7,722	6,727	22,403	24,406

Loss before income taxes	(6,631)	(2,679)	(18,575)	(17,367)
Provision for income taxes	500	500	1,500	1,500

Net loss, excluding special items	$(7,131)	$(3,179)	$(20,075)	$(18,867)

Net loss, excluding special items per share
Basic	$(0.07)	$(0.03)	$(0.21)	$(0.22)
Diluted	$(0.07)	$(0.03)	$(0.21)	$(0.22)
Weighted Average shares used in per share calculation:
Basic	95,712	93,421	95,066	85,166
Diluted	95,712	93,421	95,066	85,166

Key Ratios & Information:
Gross Margin	13.0%	16.9%	13.4%	16.0%
Operating Expenses as a % of Revenue	11.9%	12.6%	12.1%	13.4%
Operating Margin	1.0%	4.3%	1.3%	2.6%

Depreciation & Amortization Expense	17,730	15,166	50,879	42,947
Capital Expenditures	34,360	18,058	79,160	57,999

The format presented above is not in accordance with Generally Accepted Accounting Principles.

See Statement of Reconciliation of US GAAP Net Loss to Non-GAAP Net Loss and notes to the reconciliation.

ChipPAC, Inc.

Condensed Consolidated Balance Sheets

(In thousands—Unaudited)

	September 30, 2003	December 31, 2002
Assets
Current assets:
Cash and short-term investments	$81,112	$44,173
Accounts receivable, net	44,891	38,793
Inventories	20,941	15,299
Other current assets	9,100	5,285

Total current assets	156,044	103,550
Property and equipment, net	360,110	336,397
Other non-current assets, including intangibles	34,862	30,257

Total assets	$551,016	$470,204

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$48,910	$39,755
Other current liabilities	25,714	29,400

Total current liabilities	74,624	69,155
Long-term debt	165,000	217,887
Convertible subordinated note	200,000	50,000
Other long-term liabilities	21,528	17,618

Total long-term liabilities	386,528	285,505

Total liabilities	461,152	354,660
Stockholders’ equity	89,864	115,544

Total liabilities and stockholders’ equity	$551,016	$470,204